Exhibit 99.1

ITG Releases January 2017 U.S. Trading Volume

NEW YORK, February 8, 2017 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that January 2017 U.S. trading volume was 2.8 billion shares and average daily volume (ADV) was 139 million shares, compared to 3.1 billion shares and ADV of 150 million shares in December 2016 and 3.0 billion shares and ADV of 159 million shares in January 2016. There were 20 trading days in January 2017, 21 trading days in December 2016 and 19 trading days in January 2016.

ITG U.S. Trading Activity

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double-counted) and average trade size for the POSIT ® crossing network and POSIT Alert.

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

January 2017	20	2,779,766,118	138,988,306	60,862,740	298	15,913,510	23,939	38,902

YTD 2017	20	2,779,766,118	138,988,306	60,862,740	298	15,913,510	23,939	38,902

*Excluding shares crossed through POSIT Alert from ITG algorithms

During January 2017 there was an increase in the percentage of volume from lower-rate sell-side clients, reducing overall average revenue per share as compared to the fourth quarter of 2016.

International Trading Activity

The average daily trading commissions in January 2017 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 1% in U.S. dollar terms on a combined basis as compared to the fourth quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

Investment Technology Group (NYSE: ITG) is a global financial technology company that helps leading brokers and asset managers improve returns for investors around the world. We empower traders to reduce the end-to-end cost of implementing investments via technology-enabled liquidity, execution, analytics and workflow solutions. ITG has offices in Asia Pacific, Europe and North America and offers execution services in more than 50 countries. Please visit www.itg.com for more information.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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